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                                                                 EXHIBIT 23.5

                    CONSENT OF PORTER ENGINEERING ASSOCIATES

  As independent oil and gas consultants, Porter Engineering Associates hereby consents to (a) the use of our reserve report dated December 31, 1997 and all references to our firm included in or made a part of the Chesapeake Energy Corporation Annual Report on Form 10-K to be filed with the Securities and Exchange Commission on or about March 31, 1998 and (b) to the incorporation by reference of this Form 10-K for the year ending December 31, 1997 in the Registration Statements on Form S-8 (Nos. 33-84256, 33-84258, 33-88196, 333-07255, 33-89282, 333-27525, 333-46129 and 333-48585), on Form S-3 (Nos.
333-04027 and 333-12533) and on Form S-4 (No.
333-48735).

PORTER ENGINEERING ASSOCIATES

Joe H. Porter, PE


Oklahoma City, Oklahoma
March 31, 1998